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                                                                    Exhibit 99.1



NEWS RELEASE                                         Contact: Bryan M. DeCordova
FOR IMMEDIATE RELEASE                                Executive Vice President --
                                                     Chief Financial Officer
                                                     (972) 409-1581

                                                     Christopher J. Holland
                                                     Vice President -- Finance
                                                     (972) 409-1667



      MICHAELS ANNOUNCES EXTENSION OF EXCHANGE OFFER TO SEPTEMBER 28, 2001

IRVING, Texas - September 20, 2001 - Michaels Stores, Inc. (Nasdaq: MIKE) today announced that, in light of the impact on various market participants resulting from recent events in New York and Washington, D.C., it is extending to 5:00 p.m., New York City time, on September 28, 2001, its offer to exchange up to $200 million aggregate principal amount of its 9 1/4% senior notes due 2009 for up to $200 million aggregate principal amount of its existing 9 1/4% senior notes due 2009. The existing notes were issued and sold in a transaction exempt from registration under Rule 144A of the Securities Act of 1933. The exchange offer was originally scheduled to expire at 5:00 p.m., New York City time, on September 20, 2001.

    Michaels Stores, Inc. also announced that the Exchange Agent has relocated its office. Consequently, letters of transmittal and existing notes to be exchanged should be delivered to:

                     THE BANK OF NEW YORK, EXCHANGE AGENT

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
BY REGISTERED OR CERTIFIED MAIL:   BY HAND OR OVERNIGHT DELIVERY:     FACSIMILE TRANSMISSION NUMBER:
    The Bank of New York               The Bank of New York           (for Eligible Institutions Only)
      One Campus Drive                   One Campus Drive                     (914) 773-5015
Pleasantville, New York 10507      Pleasantville, New York 10507
  Attention: Diane Amoroso           Attention: Diane Amoroso         CONFIRM RECEIPT OF FACSIMILE BY
   Reorganization Section             Reorganization Section                   TELEPHONE
                                                                              (914) 773-5735
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    Questions concerning the delivery of appropriate documents and existing notes should be directed to Diane Amoroso ((914) 773-5735) at the Exchange
Agent.

    The existing notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

    Michaels Stores, Inc. (WWW.MICHAELS.COM) is the world's largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 669 Michaels stores in 48 states, Canada, and Puerto Rico, and 128 Aaron Brothers stores, located primarily on the West Coast and 1 wholesale operation located in Dallas, Texas.




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9000 BENT BRANCH DRIVE - IRVING, TEXAS 75063
972/409-1300